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                                                                       EXHIBIT 3

                                VOTING AGREEMENT


         This Voting Agreement dated as of October __, 1998 is between BMC Software, Inc., a Delaware corporation ("BMC"), and
_____________________________ (the "Stockholder").

         WHEREAS, BMC, Ranger Acquisition Corp., a Delaware corporation and wholly owned subsidiary of BMC ("Merger Sub"), and Boole & Babbage, Inc., a Delaware corporation ("Boole"), are entering into an Agreement and Plan of Reorganization dated as of the date hereof (as amended from time to time pursuant thereto, the "Reorganization Agreement");

         WHEREAS, the Stockholder owns the number of issued and outstanding shares of Common Stock, par value $0.001 per share, of Boole (the "Boole Common Stock), set forth opposite his name on Schedule A attached hereto; and

         WHEREAS, as a condition to the willingness of BMC to enter into the Reorganization Agreement, and as an inducement to it to do so, the Stockholder has agreed for the benefit of BMC as set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows (terms defined in the Reorganization Agreement and used but not defined herein having the meanings assigned to such terms in the Reorganization Agreement):


                                   ARTICLE 1.

                          COVENANTS OF THE STOCKHOLDER

         Section 1.01. Agreement to Vote. At any meeting of the stockholders of Boole held after the date of this Agreement and prior to the Termination Date (as defined hereinafter), however called, and at every adjournment or postponement thereof after the date of this Agreement and prior to the Termination Date, or in connection with any written consent of the stockholders of Boole given after the date of this Agreement and prior to the Termination Date, the Stockholder shall vote or cause to be voted all Subject Shares (as defined below) in favor of the approval of the Merger and each of the other transactions contemplated by the Reorganization Agreement and in favor of the approval and adoption of the Reorganization Agreement, and any actions required in furtherance hereof and thereof. For purposes of this Agreement, "Subject Shares" shall mean all issued and outstanding shares of Boole Common Stock owned
(i) of record by the Stockholder or (ii) beneficially by the Stockholder, where such Stockholder has sole voting power of such stock without consideration of any duty (fiduciary or otherwise) to another person, in either case, as of the record date fixed for such meeting or consent. Notwithstanding anything to the contrary contained in this


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Agreement, the "Subject Shares" shall not include, and the Stockholder shall not be deemed to be the beneficial owner of, any shares of Boole Common Stock that the Stockholder may acquire upon exercise of any stock options (unless such option has been exercised and such shares have been issued to the Stockholder and are held by the Stockholder as of such record date). From the date of this Agreement through the Termination Date, the Stockholder hereby grants BMC an irrevocable proxy coupled with an interest to vote the Subject Shares in favor of the Merger and each of the other transactions contemplated by the Reorganization Agreement and in favor of the approval and adoption of the Reorganization Agreement, and any actions required in furtherance hereof and thereof.

         Section 1.02. Proxies and Voting Agreements. Except as described in
Section 1.01, the Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 1.01. Prior to the Termination Date, the Stockholder shall not enter into any agreement or understanding with any person other than BMC prior to the Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any Subject Shares in any manner inconsistent with this Agreement. This Agreement is intended to bind Stockholder only with respect to the specific matters set forth herein. Stockholder will retain at all times the right to vote the Stockholder's Subject Shares, in Stockholder's sole discretion, on all matters other than those set forth in this Section 1.02 which are at any time or from time to time presented to Boole's stockholders generally.

         Section 1.03. Transferee of Subject Shares to be Bound by this Agreement. The Stockholder agrees that, during the period from the date of this Agreement through the Termination Date, Stockholder shall not cause or permit any transfer, assignment, conveyance or other disposition of any of the Subject Shares to be effected unless each person to which any Subject Shares, or any interest in any of such Subject Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement; and (b) agreed to hold such Subject Shares (or interest in such Subject Shares) subject to all of the terms and provisions of this Agreement.

         For purposes hereof, the "Termination Date" means the first to occur of
(i) the Effective Time of the Merger and (ii) the date the Reorganization Agreement is terminated pursuant to the provisions thereof.

                                   ARTICLE 2.

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                               OF THE STOCKHOLDER

         The Stockholder represents, warrants and covenants as of the date hereof to BMC that:

         Section 2.01. Ownership. The Stockholder is as of the date hereof the beneficial owner of the shares of Boole Common Stock set forth opposite his name on Schedule A attached hereto. The Stockholder has the sole right to vote such shares, none of such shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such shares, and no


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proxy, power of attorney or other authorization has been granted with respect to any of such shares other than as set forth herein.

         Section 2.02. Authority and Non-Contravention. The Stockholder has the right, and capacity, to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

         Such actions by the Stockholder (a) require no action by or in respect of, or filing with, any governmental entity by the Stockholder on or before the Termination Date, other than any required filings under the Exchange Act or under the HSR Act, and (b) do not and will not contravene or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of the Subject Shares (other than as provided in this Agreement with respect to Subject Shares).

         Section 2.03. Binding Effect. This Agreement has been duly executed and delivered by the Stockholder and is the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.


                                   ARTICLE III

                                  MISCELLANEOUS

         Section 3.01. Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         Section 3.02. Further Assurances. From time to time, at the request of the other party, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further reasonable action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         Section 3.03. Specific Performance. The Stockholder on the one hand, and BMC, on the other, acknowledge and agree that irreparable damage would occur if for any reason the Stockholder fails to perform any of the Stockholder's obligations under this Agreement, and that BMC would not have an adequate remedy at law for money damages in such event. Accordingly, BMC shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this agreement by the Stockholder without any requirement for the securing or posting of any bond. This provision is without prejudice to any other rights that BMC may have against the Stockholder for any failure to perform its obligations under this Agreement.



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         Section 3.04. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered by overnight courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid. Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the fifth business day after so mailed, and any communication so addressed and if delivered by overnight courier or facsimile to such address shall be deemed to be received (i) in the case of delivery by overnight courier, on the second business day after such communication is delivered to the overnight courier service, and (ii) in the case of delivery by facsimile, upon delivery during normal business hours on any business day.

         (a)      if to BMC or Merger Sub, to:

                  BMC Software, Inc.
                  2101 City West Blvd.
                  Houston, TX 77042

                  Attention:  Tim Shen
                  Facsimile:  713/918-1110

         with a copy to:

                  Vinson & Elkins L.L.P.
                  2300 First City Tower
                  Houston, Texas 77002
                  Attention:  John S. Watson
                  Facsimile:  713/615-5236

         (b)      if to Stockholder, to:

                  ------------------------------
                  ------------------------------
                  ------------------------------
                  ------------------------------

                  with a copy to:

                  Cooley Godward L.L.P.
                  3000 El Camino Real
                  Palo Alto, California 94306
                  Attention:  Alan Mendelson and Keith Flaum
                  Facsimile:  650/857-0663

         Section 3.05. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or


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interpretation of this Agreement. Whenever the work "include," "includes" or
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

         Section 3.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         Section 3.07. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 3.08. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         Section 3.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) except as permitted herein without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 3.10. Amendments; Terminations. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         Section 3.11. No Effect on Acting as a Director. Nothing in this Agreement shall, and nothing in this Agreement shall be deemed to, prevent the Stockholder from taking actions permitted by Section 4.3.6.1 of the Reorganization Agreement.




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         IN WITNESS WHEREOF, BMC and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                      STOCKHOLDER:


                                      -----------------------------------------
                                      Name:


                                      BMC:

                                      BMC SOFTWARE, INC.

                                      By:
                                         --------------------------------------
                                      Name:    M. Brinkley Morse
                                      Title:   Senior Vice President